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                                                                   Exhibit 10.10
                                                                    Offer Letter
                                                               February 23, 1998


Anthony Zingale
22365 Regnart Road
Cupertino, CA 95014


Dear Tony:

                  I'm extremely pleased to offer you the position of President and CEO of Clarify Inc. In this role, you will have the sole authority and responsibility to make the decisions necessary to build the dominant player in this industry.

                  1. POSITION. You will serve in a full-time capacity as President and Chief Executive Officer of the Company. You will report to the Board of Directors. During the term of your employment, you agree to devote your full time and attention to the business and affairs of the Company. The Company agrees to take all action necessary to nominate and elect you as a director of the Company as soon as possible following your commencement of employment and to continue the directorship during the term of your employment. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

                  2. SALARY. You will be paid a salary at the annual rate of $225,000, payable in installments in accordance with the Company's standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time.

                  3. PERFORMANCE INCENTIVE. As additional compensation, you will be eligible for a bonus payable in cash following release of the Company's annual financial statements. Your bonus for on-target performance will be 60% of your base salary. Bonuses are payable pursuant to the terms of the existing executive bonus plan for the achievement of objectively quantifiable and measurable goals and objectives, which goals and objectives have been set, in advance, by the Company's Board of Directors. Determination of whether you have achieved the goals and objectives shall be in the entire discretion of the Compensation Committee of the Board of Directors.

                  4. STOCK OPTIONS. Subject to the approval of the Compensation Committee of the Company's Board of Directors, you will be granted an option to purchase 400,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be a non-statutory option and will be subject to terms and conditions substantially equivalent to those applicable to options granted under the Company's 1995 Stock Option/Stock Issuance Plan, as described in that Plan and the standard form stock option agreement. The option will become exercisable for 25% of the option shares after 12 months of service and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. In the event that the Company is subject to a Corporate Transaction (as defined in the 1995 Stock Option/Stock Issuance Plan), your option will be exercisable for a number of shares as if you had been employed an additional 12 months as of the date of the transaction. You will be eligible for consideration for subsequent merit option grants beginning December 2000.

                  5. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement.
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Anthony Zingale                                                February 23, 1998
                                                                     Page 2 of 3

                  6. BENEFITS AND VACATION. Clarify provides medical, dental & vision care insurance, life & accidental death insurance, long-term disability coverage, and a 401(k) plan. You will accrue two weeks vacation in addition to 10 paid holidays.

                  7. PERIOD OF EMPLOYMENT. Your employment with the Company will be "at will," meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

                  8. NON-SOLICITATION. During the period commencing on the date you commence employment with the Company and continuing until the second anniversary of the date your employment with the Company ceases, you shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on your own behalf or on behalf of any other person or entity) either
(i) the employment of any employee of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any of the Company's affiliates.

                  9. OUTSIDE ACTIVITIES. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

                  10. WITHHOLDING TAXES. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

                  11. ENTIRE AGREEMENT. This letter and the Exhibit attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

                  12. AMENDMENT AND GOVERNING LAW. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

                  We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on February 23, 1998.

                  We look forward to having you join us on March 2nd, 1998.

                  If you have any questions, please call me at (408) 573-3010.

                                               Very truly yours,
                                               CLARIFY INC.
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Anthony Zingale                                                February 23, 1998
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                                   By: /s/ David A. Stamm
                                      -------------------------------------
                                      David A. Stamm
                                      President and Chief Executive Officer

I have read and accept this employment offer:


  /s/ Anthony Zingale
Signature of Anthony Zingale
Dated:  February 23, 1998